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                March 9, 2022

       Caren Currier
       CEO, President, Secretary, Treasurer, Director
       KAT EXPLORATION, INC.
       2313 Hollyhill Lane
       Denton, TX 76205

                                                        Re: KAT EXPLORATION,
INC.
                                                            Amendment No. 3 to
                                                            Registration
Statement on Form 10
                                                            Filed February 9,
2022
                                                            File No. 000-56352

       Dear Ms. Currier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction